                                   EXHIBIT 11


                         SEACHANGE INTERNATIONAL, INC.

                    COMPUTATION OF NET INCOME PER SHARE (1)

                                  (UNAUDITED)


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
                                                            Three months ended                         Nine months ended
                                                              September 30,                              September 30,
                                                 --------------------------------------    ---------------------------------------
                                                       1996                  1997                 1996                  1997
                                                 ---------------     ------------------    ----------------     ------------------

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
 SHARES:

Weighted average common shares outstanding
 during the period                                    10,359,690             12,897,606          10,357,173             12,888,534



Weighted average common equivalent shares (2)          1,230,760                447,257           1,230,760                500,100
                                                 ---------------     ------------------    ----------------     ------------------

                                                      11,590,450             13,344,863          11,587,933             13,388,634
                                                 ===============     ==================    ================     ==================

Net income                                           $ 1,425,988            $   102,310         $ 3,548,042            $ 4,239,886

Primary net income per share                         $      0.12            $      0.01         $      0.31            $      0.32
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(1)  Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(2) Common share equivalents issued subsequent to September 1995 which are comprised of common stock options and Series B convertible preferred stock have been included in the calculation for the three-month and nine-month periods ended September 30, 1996 pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83.